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On April 13, 2010, Genzyme Corporation sent the following article to local business and community leaders by electronic mail:

Keeping the life in life sciences

By Wendy Everett and Mitchell Adams  |  The Boston Globe  |  April 13, 2010

INVESTOR CARL Icahn’s newfound interest in the Massachusetts biotechnology industry is a sure sign of just how valuable an asset this innovative sector of the life sciences has become — not just to investors but to the Commonwealth. It is an asset whose independence must be preserved both as a source of medical breakthroughs and as a force for economic stimulation.

Biotech startup companies were once viewed as long-shot risk takers as they sought high-stake investments for their pioneering quest to find new treatments in the shadow of the pharmaceutical industry. Today all that has changed; biotechnology has not only emerged from the shadows, it has grown up to become a significant part of the state’s innovation economy.

On its own, the Massachusetts biotech industry comprises more than 400 companies paying over $4 billion in wages to nearly 50,000 employees. But biotech is also part of a larger mosaic — the state’s life sciences super cluster, an innovation pipeline in which the collaborative efforts of academia, health care, technology and financial services employ more than 77,000 people and contribute $8.8 billion annually to the state’s economy.

Massachusetts boasts the world’s largest concentration of life science firms, researchers and academic medical centers. Per capita, the life sciences sector receives more patents and more public and private funding and has more PhDs and Nobel Prize winners than any other state in the country.

At the heart of this engine of innovation lies research and development. Massachusetts is a world leader, with the highest per capita expenditure for R&D of any state and of virtually all competing nations. Three-quarters of the R&D in Massachusetts is performed by successful biotech companies (the great majority of which are publicly traded) such as Genzyme, Biogen and Vertex.

But here’s the rub: any corporation’s support of an R&D program is based on its willingness to invest in the long term — to find cures for diseases and to bring value to the state’s economy in job creation and new tax dollars. By its very nature R&D does not yield immediate financial returns. Indeed, the biotech industry estimates that it takes more than $1.5 billion and 10-15 years to bring a single biopharmaceutical product to market.

The corporate raider takeover model is the opposite of this spirit of long-term innovation. It is based on reshaping companies to enhance short term profits, often at the expense of long term investments in R&D. Breaking the R&D link in the innovation chain that brings “life’’ to the life sciences has immediate consequences for corporate research, dramatically curbing its ability to sustain the long term investments necessary for generating new disease cures.

The timing for corporate takeovers in biotechnology could not be worse. The economy is still struggling. Boston has already lost too many home-grown corporations to out-of-state owners. And with national health reform now law, robust R&D is more critical than ever for finding new cures and treatments that will help provide better outcomes and lower health care costs for patients.

As such, everyone has a stake in the future of the state’s innovation industry, not just its employees and shareholders, but also all of the supporters and beneficiaries of the innovation pipeline — from universities and academic research centers to venture capital firms, from hospitals to manufacturers, from patients to their physicians. They must now work together to preserve the innovation industry’s independence, invest in its future and strengthen the collaborative ties that will preserve the state’s vital R&D capabilities.

Wendy Everett is president of the New England Healthcare Institute. Mitchell Adams is executive director of the Massachusetts Technology Collaborative.

This article was published in the Boston Globe on April 13, 2010.  Genzyme has obtained permission from the authors of the article to reprint and distribute this article.  Genzyme has neither sought nor obtained permission from the Boston Globe to reprint and distribute this article.

Genzyme, its directors, and the other individuals identified in its preliminary proxy statement filed with the SEC on March 31, 2010, may be deemed to be participants in the solicitation of proxies from Genzyme’s shareholders in connection with the company’s 2010 annual meeting of shareholders. Information about the directors and other individuals and their interests can be found in the preliminary proxy statement, a copy of which is available at the SEC’s web site at www.sec.gov.

Genzyme shareholders are advised to read carefully the company’s definitive proxy statement relating to the company’s 2010 annual meeting of shareholders and any other relevant documents filed by the company with the SEC, when they become available, before making any voting or investment decision, because they will contain important information. The definitive proxy statement and other reports, when available, can be obtained free of charge at the SEC’s web site at www.sec.gov or from Genzyme at www.genzyme.com. A copy of the company’s definitive proxy statement will also be available for free by writing to Genzyme Corporation, 500 Kendall Street, Cambridge, MA 02142. In addition, copies of the proxy materials may be requested from our proxy solicitor, Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, NY 10022, (212) 750-5833.